As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Financial Institutions, Inc.

(Exact name of registrant as specified in its charter)

New York	16-0816610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Liberty Street, Warsaw, New York	14569
(Address of Principal Executive Offices)	(Zip Code)

Financial Institutions, Inc. Amended and Restated 2015 Long-Term Incentive Plan

(Full title of the plans)

Samuel J. Burruano Jr.

Executive Vice President, Chief Legal Officer and Corporate Secretary

220 Liberty Street

Warsaw, New York 14569

(Name and address of agent for service)

(585) 786-1100

(Telephone number, including area code, of agent for service)

Copies to:

Craig S. Wittlin, Esq.

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	734,000	$31.40	$23,047,600	$2,137

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time result from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering prices are calculated on the basis of $31.40, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on October 27, 2021.

(3)

This Registration Statement registers an additional 734,000 shares under the amendment and restatement of our 2015 Long-Term Incentive Plan (the “Plan”). We registered 458,694 shares for issuance under the original 2015 Long-Term Incentive Plan pursuant to a Registration Statement on Form S-8 (File No. 333-204446) on May 26, 2015.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act), this Registration Statement on Form S-8 (the “Registration Statement”) is filed by Financial Institutions, Inc. (the “Company” or “Registrant”) to register 734,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”) that may be issued under the Company’s Amended and Restated 2015 Long-Term Incentive Plan (the “Amended Plan”) which amended and restated the Company’s 2015 Long-Term Incentive Plan (the “Original Plan”). On April 29, 2021, the Registrant filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Original Plan by 734,000 shares and to approve the Amended Plan. The proposal to approve the Amended Plan and increase the number of shares available for issuance under the Original Plan was approved by the Company’s stockholders on June 16, 2021.

Pursuant to General Instruction E to Form S-8 under the Securities Act, the Company incorporates into this Registration Statement the content of its prior Registration Statement filed on May 26, 2015 (Registration No. 333-204446) except as expressly modified herein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC’s rules allow the Company to incorporate by reference information into this Registration Statement. This enables the Company to disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Company files such document. Any reports filed by the Company with the SEC after the date of this Registration Statement, and before the date that the offering of the securities by means of this Registration Statement is terminated, will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference in this Registration Statement.

We incorporate by reference into this Registration Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed in accordance with SEC rules and is not incorporated by reference herein):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 15, 2021;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2021, filed on May 10 and August 9, 2021, respectively;

•	our Current Reports on Form 8-K filed on February 12, March 25, June 21, and October 6, 2021; and

•

the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on June 23, 1999, Exhibit 4.4 to the Form 10-K for the year ended December 31, 2019, filed with the SEC on March 4, 2020, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the sale of all the securities covered by this Registration Statement except in each case the information contained in such document to the extent “furnished” and not “filed.”

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3.1, 3.2 and 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2008

4.2	Amended and Restated Bylaws of the Company are incorporated herein by reference to Exhibit 3.1 to our Form 8-K dated June 25, 2019

4.3+	Amended and Restated 2015 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021

5.1*	Legal Opinion of Harter Secrest & Emery LLP

23.1*	Consent of RSM US LLP

23.2*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of New York, on October 29, 2021.

FINANCIAL INSTITUTIONS, INC.

By:	/s/ Martin K. Birmingham
Martin K. Birmingham
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Martin K. Birmingham or W. Jack Plants II, and each of them severally, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Martin K. Birmingham	Director, President and Chief Executive Officer	October 29, 2021
Martin K. Birmingham	(Principal Executive Officer)

/s/ W. Jack Plants II	Senior Vice President, Chief Financial Officer and Treasurer	October 29, 2021
W. Jack Plants II	(Principal Financial Officer)

/s/ Sonia Dumbleton	Senior Vice President and Controller	October 29, 2021
Sonia M. Dumbleton	(Principal Accounting Officer)

Director
Donald K. Boswell

/s/ Dawn H. Burlew	Director	October 29, 2021
Dawn H. Burlew

/s/ Andrew W. Dorn, Jr.	Director	October 29, 2021
Andrew W. Dorn, Jr.

Signatures	Title	Date

/s/ Robert M. Glaser	Director	October 29, 2021
Robert M. Glaser

/s/ Samuel M. Gullo	Director	October 29, 2021
Samuel M. Gullo

/s/ Susan R. Holliday	Director, Chair	October 29, 2021
Susan R. Holliday

/s/ Robert N. Latella	Director	October 29, 2021
Robert N. Latella

/s/ Mauricio F. Riveros	Director	October 29, 2021
Mauricio F. Riveros

/s/ Kim E. VanGelder	Director	October 29, 2021
Kim E. VanGelder

/s/ Mark A. Zupan	Director	October 29, 2021
Mark A. Zupan